Exhibit 10.1
AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDMENT, dated as of November 27, 2006, between GuruNet Israel Ltd., f/k/a Atomica Israel Technologies Ltd., an Israeli corporation (the “Company”) and Robert S. Rosenschein, an individual (“Employee”), amends that certain Amended and Restated Employment Agreement first entered into between the Company and Employee as of the 1st day of January, 2002 and subsequently amended and restated as of January 8, 2004 (the “Employment Agreement”).

1.	Pursuant to this Amendment, the parties agree to amend the Employment Agreement as follows:

a.	The second sentence of Section 2 ("Term") of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"Thereafter, the term of this Agreement shall automatically be renewed for successive two (2) year periods. The Company and Employee may each voluntarily terminate the Agreement upon no less than ninety (90) days’ prior written notice for any reason; provided, however, that the Company shall have the right, in its sole discretion, to require Employee to continue working for the Company during any notice period."

b.	Section 6 ("Severance") of the Employment Agreement is hereby supplemented by adding subsection (d) which shall read as follows:

"(d) TREATMENT OF STOCK OPTIONS.

(i)
In the event of a "Change of Control," as defined below, the Board shall take the necessary steps to accelerate the vesting of 50% of any options granted to Employee that have not vested as of the effective date of the Change of Control. Furthermore, should Employee's employment be terminated without cause at any time during a period of twelve (12) months subsequent to the effective date of a Change of Control, then 100% of Employee’s unvested options shall vest immediately upon the effective date of his termination. For purposes of this Agreement, a Change of Control shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who are not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the (i) continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of the Company's assets.

(ii)
If the Company terminates Employee without cause, the Board shall take the necessary steps so that the period during which Employee shall be permitted to exercise any options shall be extended to one (1) year from the effective date of his termination."

2.	The effective date of this Amendment shall be the date first written above.

3.
Terms used in this Amendment but not defined herein will have the respective meanings ascribed to such terms in the Employment Agreement. In the event of any conflict between the terms of this Amendment and the terms of the Employment Agreement, this Amendment shall control. Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect.

AGREED AND ACCEPTED:		AGREED AND ACCEPTED:

Robert S. Rosenschein		GuruNet Israel Ltd.

Signature:	/s/ Robert S. Rosenschein	Signature:	/s/ Steven Steinberg

		Name:	Steven Steinberg

		Title:	Chief Financial Officer